UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	January 30, 2006

Corinthian Colleges, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	0-25283	33-0717312
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

6 Hutton Centre Drive, Suite 400, Santa Ana, California		92707
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(714) 427-3000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Top of the Form

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(c) On February 1, 2006, Mr. Peter Waller joined Corinthian Colleges, Inc. (the "Company") as its President and Chief Operating Officer.

Mr. Waller, age 51, most recently served as an executive partner at ThreeSixty Sourcing Inc., a global consumer product sourcing firm he joined in 2001. Prior to that, Mr. Waller served as president of Irvine, California-based Taco Bell Corp., where he had profit-and-loss responsibility for 7,000 owned and franchised stores with approximately $5 billion in sales. He first joined Taco Bell in 1996 as chief marketing officer. Prior to Taco Bell, Mr. Waller spent twenty years in positions of increasing responsibility with companies such as Procter and Gamble, Gillette/Braun and PepsiCo.

Mr. Waller earned Bachelor and Master of Arts degrees in modern history from St. Catherine's College of Oxford University.

Mr. Waller's starting annual base salary is $425,000. He will be eligible for an annual target bonus of 87.5% of his base salary, pro rated for his time with the Company during its fiscal year 2006, and subject to over- or under-achievement depending upon the Company's performance. Additionally, Mr. Waller received 210,000 stock options with an exercise price equal to the closing market price on February 1, 2006 ($13.10), and 30,000 restricted stock units. Mr. Waller is eligible to participate in the Company’s benefit plans that are available to executive officers of the Company generally.

A copy of the press release announcing the foregoing management change is filed as Exhibit 99.1 to this Current Report and is incorporated herein.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On January 30, 2006, the Board amended and restated the Company's Bylaws, effective immediately. In addition to other non-material revisions and revisions made to more closely track the wording of the Company's Articles of Incorporation and Delaware General Corporation Law, the changes to the Bylaws include:

(i) providing that special meetings of the stockholders of the Company may not be called by stockholders of the Company. Prior to the amendment of the Bylaws, the holder of a majority of the outstanding stock of the Company could call a special meeting.

(ii) providing for electronic notice of stockholder meetings, if consented to by the stockholder receiving the notice.

(iii) specifying that stockholders may not consent in writing to the taking of any action without a meeting. Prior to being amended, the Bylaws provided that any action of stockholders may be taken without a meeting if a majority of stockholders consented thereto in writing.

(iv) setting forth advance notice procedures for stockholder proposals and nominations for directors at annual or special stockholder meetings. The amended and restated Bylaws require that wtitten notice of any such stockholder proposals or nominations be delivered to the Secretary of the Company not more than 120 and not less than 90 days prior to the first anniversary of the preceding year's annual meeing of stockholders, and that such notice must contain the information required by Section 14A of the Securities Exchange Act of 1934 or the Bylaws. Before being amended, the Bylaws did not specify a procedure for stockholder proposals or nominations.

(v) expanding the rights of the chairman of a stockholder meeting to direct the conduct, rules, regulations and procedures of the meeting, including determination of matters properly brought before the meeting.

(vi) allowing participation at stockholder meetings by means of remote communications.

(vii) setting the number of directors on the Board as not less than three nor more than nine, and providing that the number of directors of the Company shall not be reduced in order to shorten the term of any director then in office. Prior to the their amendment, the Bylaws provided that the Board shall consist of one or more directors.

(viii) streamlining the description of executive officers of the Company to be elected by the Board and of their powers and duties, which are to be determined by the Board. Before being amended, the Bylaws described the general powers and duties of each executive officer separately and specifically.

(ix) setting forth the terms upon which a contract or transaction between the Company and (A) an officer or director of the Company or (B) another entity in which an officer or director of the Company is an officer or director or has a financial interest shall be valid and enforceable.

(x) requiring the affirmative vote of sixty-six and two-thirds percent (66 2/3%) of the total voting power of all outstanding stock of the Company then entitled to vote for the stockholders to adopt, amend or repeal the Bylaws of the Company. The Board may still adopt, amend, alter, change or repeal the Bylaws by majority vote.

Certain sections of the Bylaws were renumbered and/or rearranged, but were not otherwise substantially revised. The amended and restated Bylaws, effective January 30, 2006, are attached as Exhibit 3.1 to this Current Report and are incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits.

The exhibits to this Current Report are listed in the Exhibit Index set forth elsewhere herein.

Top of the Form

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Corinthian Colleges, Inc.

February 2, 2006	By:	Stan A. Mortensen

Name: Stan A. Mortensen
Title: Senior Vice President & General Counsel

Top of the Form

Exhibit Index

Exhibit No.	Description

3.1	Amended and Restated Bylaws of Corinthian Colleges, Inc.
99.1	Text of press release of Corinthian Colleges, Inc. issued February 1, 2006.